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                                                                     EXHIBIT 4.9

                                 AMENDMENT NO. 1

                                       TO

          NOTICE OF STOCK OPTION AWARD AND STOCK OPTION AWARD AGREEMENT
                            (GRANT NUMBER 649 & 652)



      THIS AMENDMENT NO. 1 (the "Amendment Agreement") TO NOTICE OF STOCK OPTION AWARD AND STOCK OPTION AWARD AGREEMENT (GRANT NUMBER 649 & 652) (collectively, the "Option Agreement"), is made by and between Endocare, Inc., a Delaware corporation ("Endocare"), and Katherine Greenberg ("Holder").

      WHEREAS, Holder has been granted an option to acquire 250,000 shares of Endocare common stock at an Exercise Price of $2.25 per share subject to the terms of the Option Agreement;

      WHEREAS, Endocare wishes to amend the "Vesting Schedule" and "Termination or Change of Continuous Service" sections of the Option Agreement as provided herein; and

      WHEREAS, Holder agrees to the amendment and modification of the Option Agreement as provided herein on the terms and conditions contained herein.

      NOW, THEREFORE, it is agreed as follows:

      1. Holder acknowledges that she has reviewed in full the Option Agreement and the amendment and modification set forth below.

      2. The second paragraph of the "Vesting Schedule" section set forth in the Option Agreement shall be amended and restated in its entirety as follows:

      "25% of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and 1/48 of the Shares subject to the Option shall vest on each monthly anniversary of the Vesting Commencement Date thereafter. Notwithstanding the foregoing, if the Company terminates the Grantee's Continuous Service other than for Cause, or if the Grantee terminates her Continuous Service for Good Reason, then the Shares subject to the Option shall continue to vest pursuant to the terms of the previous sentence until the first anniversary of such termination, and at such time vesting shall cease."

      3. Section 5 of the Option Agreement entitled "Termination or Change of Continuous Service" shall be amended and restated in its entirety as follows:



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      "Except as provided in the Vesting Schedule set forth in the Notice, in the event the Grantee's Continuous Service terminates, other than for Cause, the Grantee may, but only during the Post-Termination Exercise Period, exercise the portion of the Option that was vested at the date of such termination (the "Termination Date"). In the event of termination of the Grantee's Continuous Service for Cause, the Grantee's right to exercise the Option shall, except as otherwise determined by the Board, terminate concurrently with the termination of the Grantee's Continuous Service (also the "Termination Date"). In no event shall the Option be exercised later than the Expiration Date set forth in the Notice. In the event of the Grantee's change in status from Employee, Director or Consultant to any other status of Employee, Director or Consultant, the Option shall remain in effect and vesting of the Option shall continue only to the extent determined by the Board as of such change in status. Except as provided in Sections 6 and 7 below, to the extent that the Option was unvested on the Termination Date, or if the Grantee does not exercise the vested portion of the Option within the Post-Termination Exercise Period, the Option shall terminate; provided, however, that, if the Company terminates the Grantee's Continuous Service other than for Cause, or if the Grantee terminates her Continuous Service for Good Reason, then the Shares subject to the Option shall continue to vest pursuant to the terms of and only to the extent provided for in the Vesting Schedule set forth in the Notice."

      4. The terms of this Amendment Agreement shall be effective as of September __, 2003.

      5. Holder represents and warrants: (a) that she is the owner of the Option Agreement and (b) that she has full power to enter into this Amendment Agreement.

      6. Holder further acknowledges and agrees that, except for the amendment and modification set forth in Sections 2 and 3 hereof, the Option Agreement will be governed by the terms and conditions of the Option Agreement.

      7. This Amendment Agreement and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of Endocare and Holder with respect to the subject matter hereof, and may not be modified adversely to the Holder's interest except by means of a writing signed by Endocare and Holder. Nothing in this Amendment Agreement (except as expressly provided herein) is intended to confer any rights or remedies on any persons other than the parties. Should any provision of this Amendment Agreement be determined by a court of law to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

      8. This Amendment Agreement shall be binding upon Endocare and its successors and assigns (if any), and Holder and her successors and assigns (if any).



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      9. This Amendment Agreement may be executed in counterparts which together shall constitute a single agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be executed and delivered as of the date set forth beside such party's signature.

Dated:  September 14, 2003                 ENDOCARE, INC.

                                           By:   /s/ William Nydam
                                                 -------------------------------
                                           Name:     William Nydam
                                                 -------------------------------
                                           Title:    President
                                                 -------------------------------


Dated: September 15, 2003                        /s/ Katherine Greenberg
                                           -------------------------------------
                                                   KATHERINE GREENBERG



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